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ARKADOS, INC.

SOFTWARE DEVELOPMENT

AGREEMENT

THIS SOFTWARE DEVELOPMENT AGREEMENT (this “Agreement”) is made as of June 28th, 2013 (the “Effective Date”) between Arkados, Inc., having an office at 211 Warren Street, Suite 320, Newark, New Jersey 07103 (“Developer”) and Tatung Co., a Taiwan corporation having an office at 22, Chungshan North Road, 3rd Section, Taipei, Taiwan 104(“Client”).

1.	Definitions. Whenever used in this Agreement, the terms set forth in this Section 1 will have the meanings set forth below. Other terms are defined throughout this Agreement as they first appear. Where the context so indicates, a word in the singular form will include the plural and vice versa.

“Confidential Information” means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either party or its present or future products, sales, suppliers, Clients, employees, investors or affiliates and disclosed or otherwise supplied in confidence by either party to the other party. Confidential Information disclosed (i) in a written or other tangible form pursuant to the parties performing their obligations under this Agreement will be clearly marked with a “confidential” legend or other comparable legend, or (ii) orally or visually will be identified as confidential at the time of disclosure. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either party in breach of this Agreement; (b) such information was received by the receiving party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other party; (c) such information was in the possession of the receiving party at the time of the disclosure or was independently developed by the receiving party as proven by documentary evidence; or (d) any applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the disclosing party will give notice to and will cooperate with the other party so that the other party may take reasonable steps to oppose or limit such disclosure, and that the disclosing party does not disclose any more information than strictly necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the party claiming such exemptions.

“Client Dictated Work” means any and all Developed Work that Client instructs Developer to develop in a specific way or to achieve a specific end result.

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“Client Provided Third Party Technology” means any and all Technology owned by a third party and licensed or sublicensed by Client and which Client provides to Developer for inclusion into or for development of the Deliverables.

“Client Work” means any and all pre-existing Technology owned by Client and provided by Client to Developer for inclusion into or for development of the Deliverables.

“Deliverables” means the tangible materials that Developer will deliver to Client as set forth in the applicable Statements of Work.

“Derivative” means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvements thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent or trade secret.

“Developed Work” means any and all Technology that Developer may solely, or with Client, develop or reduce to practice in the process of developing and delivering the Deliverables, not including any and all Client Provided Third Party Technology, Client Work, Developer Provided Third Party Technology and Retained Works.

“Effective Date” means the date indicated as the Effective Date on the first page of this Agreement.

“Intellectual Property Rights” means any and all patents, copyrights, trademarks, trade secrets and other intellectual property rights in any country of the world or contract rights having the equivalent effect.

“Developer-Provided Third Party Technology” means any and all Technology owned by a third party and licensed by Developer which Developer includes into any of the Deliverables. Developer Provided Third Party Technology will be identified to Client prior to acceptance of the Deliverables.

“Retained Works” means any and all Technology owned by Developer and incorporated into the Deliverables and created by or for Developer (i) prior to the Effective Date, or (ii) not pursuant to this Agreement, including all of Developer’s software development tools, methodologies and techniques.

“Technology” means algorithms, concepts, data, designs, developments, documentation, discoveries, HTML, XML and other codes, inventions, methods, multimedia files (including audio, graphic, photographic, and video files), object code, procedures, programs, source code, text, documentation, web pages and any other item generally recognized as technology in Developer’s or Client’s industry.

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2.	Term/Termination.

This Agreement will become effective beginning on the date hereof and continue for a period of one (1) year and from year to year thereafter (i.e., each being an annual term), unless one of the parties give the other party sixty (60) days advance notice of cancellation.

3.	Deliverables.

Developer will use commercially reasonable efforts, as such is defined in the software development industry, to develop and deliver the Deliverables in accordance with the provisions of this Agreement and one or more Statements of Work ("SOWs"), as determined by the parties, from time to time, that shall be executed by the parties and incorporated herein by reference. All specifications for the Deliverables and modifications thereto shall be in writing and agreed upon by both parties.

4.	Change Orders; Administration. Any modifications to the specifications for the Deliverables shall require execution of a written change order by both parties to this Agreement (a "Change Order") which shall substantially conform with the draft form attached as Exhibit A to this Agreement. Each Change Order complying with this section shall be deemed to be an amendment to and will become part of this Agreement.

5.	Fees and Payment.

5.1.	Fees. Fees shall be paid in monthly installments. Such amount may be subject to adjustment based upon changes to the specifications agreed upon by Client.

5.2.	Payments. Developer will invoice Client on a monthly basis. Client’s payment will become due and payable in United States currency within thirty (30) days of receipt of Developer’s invoice.

5.3.	Late Payment Fees. Client agrees that there will be 1.5% late payment fees that start accruing ninety (90) days after invoice date and continue until full payment of invoice.

5.4.	Sales and Use Taxes. Client agrees that Developer’s fees and charges do not include any sales, use, excise or similar taxes, if any, which may be assessed by authorities on the Deliverables or Services at any time (excepting taxes on Developer’s net income). Furthermore, Client agrees to reimburse Developer for these taxes or in lieu thereof, Client will provide Developer with a certificate acceptable to the taxing authorities exempting Developer from any obligation to pay these taxes.

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6.	Confidentiality Obligations. Each party will at all times, both during the Term and for a period of five (5) years thereafter, keep in confidence all of the other party’s Confidential Information, and will not use such Confidential Information, directly or indirectly, without the other party’s prior written consent. Neither party will disclose the other party’s Confidential Information to any person except its employees and independent contractors to whom it is necessary to disclose the Confidential Information for purposes permitted under this Agreement and who have agreed to receive it under terms at least as restrictive as those specified in this Agreement. For the avoidance of doubt, the foregoing includes the making of any public statements by Developer, unless specifically authorized by the Client. Each party will take commercially reasonable measures to maintain the confidentiality of the other party’s Confidential Information, but never less than the standard of care that an ordinarily prudent business would exercise to maintain the secrecy of its own confidential information. Each party will immediately give notice to the other party of any unauthorized use or disclosure of the other party’s Confidential Information of which it becomes aware. Either party may disclose this Agreement to its auditors or federal and regulatory agencies, or upon the order of any court of competent jurisdiction; provided that prior to disclosure the receiving party shall inform the other party of such disclosure and shall cooperate with the disclosing party in seeking any protective order.

7.	Ownership.

7.1.	Work for Hire. Developer agrees and confirms that all Developed Work and Deliverables, or any part thereof, shall be a “work for hire” as such term is defined in 17 U.S.C. § 101, and the Client shall be deemed the author and sole and exclusive owner of any copyrights and other rights and interests therein. If any of the Developed Work or Deliverables, or any part thereof, is considered to be work not included in the categories of work covered by the “work for hire” definition contained in 17 U.S.C. § 101, such Developed Work or Deliverable (and any part thereof) shall be owned by the Client or assigned or transferred completely and exclusively to the Client. To the extent that title to any such works may not, by operation of law, vest in Client or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Client. Unless otherwise specified to Client in writing, and upon payment in full, title to all materials, products and/or deliverables, including, but not limited to, reports, designs, programs, specifications, documentation, manuals, visual aids, and any other materials developed and/or prepared for Client by Developer pursuant to this Agreement, and all interest therein shall, to the extent that Developer holds such rights title and interest, vest in Client. All such materials shall belong exclusively to Client, except as set forth herein, with Client having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Developer agrees to give Client and any person designated by Client, reasonable assistance, at Client's expense, required to perfect the rights defined in this Section. Unless otherwise requested by Client, upon the completion of the Deliverables, Developer shall immediately turn over to Client all materials and deliverables developed pursuant to this Agreement, including, but not limited to, working papers, narrative descriptions, reports and data.

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7.2.	Notwithstanding the foregoing, the following shall not constitute the property of Client under this Agreement: (i) software, including but not limited to any proprietary code (source and object), which is subject to third-party license agreements; (ii) those portions of the deliverables which include information in the public domain or which are generic ideas, concepts, know-how and techniques within the computer design, support and consulting business generally; and (iii) those portions of the deliverables which contain the computer consulting knowledge, techniques, tools, routines and sub-routines, utilities, know-how, methodologies and information which Developer had prior to or acquired during the performance of its Services for Client and which do not contain any Confidential Information (as hereinafter defined) of Client conveyed to Developer by Client. To the extent that any portion of the deliverables includes information or material that falls within the exceptions to property of Client described in Subsection (iii) above, Developer shall be deemed to have granted Client a paid up, world-wide, non-exclusive license to use any such information or material imbedded in the deliverables for its internal business needs and a non-exclusive license to make copies thereof for use only in its and its affiliates’ facilities, subject to third party license agreements, if any. Should Developer, in performing any services hereunder, use any computer program, code or other materials developed by it independently of the services provided hereunder (“Pre-existing Work”), Developer shall retain any and all rights in such Pre-existing Work. Developer hereby grants Client a paid up, world-wide, non-exclusive license to use and reproduce the Pre-existing Work for its internal business needs.

7.3.	Client understands and agrees that Developer may perform similar services for third parties using the same personnel that Developer may use for rendering services for Client hereunder, subject to Developer’s obligations respecting Client’s Confidential Information pursuant to Section 6 of this Agreement and the provisions of this Section 7..

8.	Warranties. Developer represents and warrants as follows:

a.	that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;
b.	this Agreement has been duly and validly executed and delivered by Developer and constitutes the valid and binding Agreement of Developer, enforceable against Developer in accordance with its terms;

c.	it and its subcontractors will perform the services in material conformity to the specifications in a professional and workmanlike manner;

d.	Developer computer code will avoid producing erroneous output or otherwise malfunctioning, with respect to date data or otherwise, and will interact or interface with Client or any third parties as set forth in the technical specifications pertaining thereto; and

e.	it will maintain the necessary insurance coverage as mandated by law or as reasonably required to provide the Deliverables.

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9.	NO THIRD PARTY PROPERTY. DEVELOPER AGREES THAT NO DEVELOPER PROVIDED THIRD PARTY TECHNOLOGY SHALL BE INCLUDED IN DELIVERABLES TO CLIENT WITHOUT CLIENT’S ADVANCE WRITTEN CONSENT.DEVELOPER SHALL ENSURE THE AUTHORIZED ASSIGNMENT OR TRANSFER OF ANY LICENSES, COPYRIGHTS, OR OTHER RIGHTS ASSOCIATED WITH ANY DEVELOPER PROVIDED THIRD PARTY TECHNOLOGY APPROPRIATELY INCLUDED IN THE DELIVERABLES TO CLIENT.

10.	Limited Warranty on Deliverables. Developer warrants to Client that it will provide the Deliverables hereunder utilizing reasonable care and professional skill in accordance with customary applicable industry standards. In the event that Developer breaches this warranty, Client shall promptly notify Developer in writing and shall specifically describe the deficiency and a determination as to whether re-performance is practicable under the circumstances. If applicable, Developer agrees to promptly remedy that part of the Deliverables that failed to meet this standard of care. Client must make any claim for breach of this warranty by written notice to Developer within ninety (90) business days of delivery of the Deliverables. Provide, however, that if the situation stated above is not obvious and clear for Client to judge, the claim period may extent to one year.

11.	DISCLAIMER REGARDING DELIVERABLES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE AMENDMENTS HERETO, Developer expressly disclaims any and all warranties and representations of any kind or nature with respect to the Deliverables delivered under this Agreement, whether express or implied, including implied WARRANTIES of fitness for a particular purpose, merchantability, non-infringement, title or otherwise. Developer does not warrant (i) that the Deliverables will run properly on all hardware or systems or operate in ALL combinations which may be selected for use by a user, or (ii) that the operation of the Deliverables will be uninterrupted or error free.

12.	DISCLAIMER REGARDING products. WITH THE EXCEPTION OF WARRANTIES PROVIDED BY ANY THIRD PARTIEs for software or products INCLUDED IN DELIVERABLES TO CLIENT, All Hardware and third party technology delivered to Client under this agreement is without warranty of any kind from Developer. This disclaimer includes any implied warranties of merchantability and fitness for a particular purpose and any warranties of non-infringement or otherwise.

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13.	Limitation of LIABILITY.

13.1.	Direct Damages. EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE OR PRODUCTS IN DELIVERABLES TO CLIENT, Developer’s LIABILITY for damages or indemnity under this Agreement, regardless of the form of action, will not exceed per claim and in the aggregate the total amount ACTUALLY paid by Client to Developer under thIS Agreement DURING THE TWELVE (12) MONTHS PRECEDING THE EVENTS giving rise to the liability.

13.2.	EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE OR PRODUCTS IN DELIVERABLES TO CLIENT, No Consequential Damages. In no event will Developer OR CLIENT be liable TO THE OTHER for any indirect, incidental, special or CONSEQUENTIAL damages, including loss of profits, revenues, data, use, any other economic advantage, incurred by Developer OR Client ARising out of OR RELATING TO this Agreement, under any theory of liability, whether in an action in contract, strict liability, tort (including negligence) or other legal or equitable theory.

14.	Dispute Resolution Process.

14.1.	Dispute Resolution. The parties agree to meet and confer in good faith on all matters of common interest or all controversies, claims, or disputes (“Dispute”) which materially affect the performance of either party under this Agreement. As soon as a Dispute is recognized by either party, it will communicate the substance of such Dispute to each party’s Primary Contact. Once a Dispute has been raised, the Primary Contacts will make all reasonable efforts to reach a resolution within two (2) weeks after the Dispute has been identified. If the Dispute cannot be resolved between the parties’ respective Primary Contacts, then the parties will submit such matters to their respective executive management, who will make all reasonable efforts to reach a resolution within thirty (30) days after the Dispute has been referred to them. For purposes hereof, the “Primary Contact” for each party shall be the person designated for Notice in Section 15.3 of this Agreement.

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14.2.	Arbitration. All Disputes arising out of or relating to this Agreement, which cannot first be resolved in accordance with Section 14.1, will be submitted to binding arbitration in San Francisco, California under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The arbitration will be conducted by one impartial arbitrator selected by mutual agreement or by three arbitrators (one chosen by each party and the third chosen by agreement of the designated arbitrators) if the parties are unable to agree on a single arbitrator within thirty (30) days after the first demand by one party to the other for arbitration. Any arbitrator(s) selected will have appropriate experience in the field of information technology services. The proceedings will be held in a geographically neutral and reasonably convenient location to both parties. A court reporter will record the arbitration hearing, and the reporter’s transcript will be the official transcript of the proceeding. The arbitrator(s) will have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The award of the arbitrator will include a written explanation of the decision and specify the basis for any damage award and the types of damages awarded. The decision of the arbitrator(s) will be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings will be awarded reasonable attorneys’ fees, if any, and all other costs and expenses of the proceedings, unless the arbitrator(s), for good cause, determine otherwise. The foregoing, however, will not prevent or limit in any way either party’s right to apply to a court of competent jurisdiction for a temporary restraining order, preliminary or permanent injunction, or other similar equitable relief.

15.	Miscellaneous.

15.1.	Residual Knowledge. Subject to Section 6, nothing herein shall be construed to prevent or in any way limit Developer from using general knowledge, skill, and expertise acquired in the performance of this Agreement in any current or subsequent endeavors. Client shall have no interest in such endeavors.

15.2.	Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the early termination (for any reason) or expiration of this Agreement.

15.3.	Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively delivered upon receipt by personal delivery, overnight courier service, or facsimile as confirmed by transmission receipt. Any party may change its address for such communications by giving an appropriate written notice to the other party conforming to this Section.

If to Client:	If to Developer:

Attn: Connie Lin	Attn: Terrence DeFranco
22, Chungshan North Road, 3rd Section Taipei, Taiwan 104	211 Warren Street, Suite 320 Newark, New Jersey 07103
Fax: +886 2 25863580	Fax: 862-203-2983
Phone: +886 2 25925252 ext. 2865 Email: conniel@tatung.com	Phone: (862) 373-1988 Email: tmdefranco@arkadosgroup.com

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15.4.	No Assignment. This Agreement will be binding upon, and inure to the benefit of, the permitted successors-in-interest of a party hereto who agree in writing, for the express benefit of the other party, to assume all of the obligations of such party under this Agreement; provided, however, that this Agreement and the rights and obligations under this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent will not unreasonably be withheld or delayed. Notwithstanding the foregoing, a party may assign this Agreement to any corporate parent, affiliate or subsidiary or purchaser of the majority of its stock or assets without the prior written consent of the other party. Notwithstanding the foregoing, any assignment shall not materially adversely affect the performance of this Agreement. Any assignment or attempted assignment of this Agreement not permitted by this Section will be void.

15.5.	Governing Law and Forum Selection. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws provisions thereof. Each party waives its right to a jury trial in any matter arising out of or relating to this Agreement.

15.6.	Force Majeure. Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for Client’s obligations to pay Developer under this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including any act of God, fire, natural disaster, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, shortages in the marketplace, or any acts, omissions or delays in acting by any governmental authority or the other party.

15.7.	No Joint Venture or Agency. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth in this Agreement, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors. A party's employees, agents or representatives are not employees or agents of the other party and are not entitled to any of the other party's benefits. Neither party shall be responsible for payment of the other party's workers' compensation, disability benefits or unemployment insurance, nor shall it be responsible for withholding or paying employment related taxes for the other party or its employees.

15.8.	No Third Party Beneficiary. This Agreement is made and entered into for the sole protection and benefit of the parties to this Agreement and is not intended to convey any rights or benefits to any third party, nor will this Agreement be interpreted to convey any rights or benefits to any person except the parties to this Agreement.

15.9.	Further Assurances. Each of the parties will from time to time, at the request of the other party and without further consideration, execute and deliver other documents and take other actions as the other party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.

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15.10.	No Other Representations and Warranties. Each party acknowledges that it has entered into this Agreement based solely upon the express representations and warranties set forth in this Agreement.

15.11.	Compliance With Laws. This Agreement and the performance of this Agreement is subject to all present and future applicable laws, rules, orders, statutes and regulations of governmental authorities having jurisdiction over the parties, the Deliverables or the Services. Both parties will comply with all applicable laws, rules, orders, statutes, and regulations.

15.12.	No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of each party. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

15.13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

ARKADOS, INC.	TATUNG CO.

By: /Terrence DeFranco/	By: /Connie Lin/

Name: Terrence DeFranco	Name: Connie Lin

Title: Chief Executive Officer	Title: General Manager, AEBU, Tatung Co.

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Exhibit A

CHANGE ORDER

Change Order No.____ to Statement of Work No._____

Client or Developer shall complete Question 1. Developer shall complete the remainder of the Change Order, except for the approval/rejection portion, which shall be completed by Client in its sole discretion. Each section may be as long or short as the circumstances require. Attach additional pages, if necessary, referencing the Change Order No, Statement of Work No and Section No.

1.   Describe changes, modifications, or additions to the services.

These modifications were requested by:	____ Client	_____ Developer

Signature of Client Project Manager	Date

Signature of Developer Project Manager	Date

2.   Modifications, clarifications or supplements by Developer or Client to description of desired changes or additions requested in Section1 above, if any. State any modifications, clarifications, or supplements to the deliverables, time table, and/or responsibilities of the parties.

3.   Necessity, availability and assignment of requisite Developer and/or Client personnel and/or resources to make requested modification or additions.

4.   Impact on Costs, delivery schedule, and other requirements.

a.   Changes in Costs:

b.   Changes in delivery schedule:

c.   Changes to any other requirements:

Change Order Is:

_____Approved and Accepted	_____Rejected

Signature of Client Project Manager	Date

Signature of Developer Project Manager	Date